Exhibit 99.4

UpHealth, Inc.

14000 S. Military Trail, Suite 203

Delray Beach, Florida 33484

May 31, 2022

To:  The Secretary and Board of Directors of UpHealth, Inc.

Re:  REVISED Notice of Calling of Special Meeting of the Stockholders of UpHealth, Inc.

The undersigned, Co-Chairman of the Board of Directors (the “Board”), hereby calls a Special Meeting of the Stockholders (the “Special Meeting”) of UpHealth, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 2.2 of the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and Section 7.1 of the Second Amended and Restated Certificate of Incorporation of the Corporation for the following purpose:

1.

Approve an amendment to the Bylaws, in the form attached hereto as Exhibit A, amending Section 3.2 Advance Notice for Nomination of Directors, of the Bylaws, effective immediately upon approval of the Stockholders and relating to all meetings of Stockholders held after such approval, including any annual or special meeting of the Stockholders adjourned to a date after the effective date of such amendment, including the Annual Meeting of Stockholders to be held in 2022.

The Board is requested to immediately (i) set the date, time, and place of the Special Meeting pursuant to its obligations under Section 2.2 of the Bylaws as August 4, 2022 at 10:00 a.m. EDT by remote communications or such earlier date as practicable and (ii) set the record date for the meeting pursuant to its obligations under Section 9.2 of the Bylaws as June 13, 2022 or such earlier date as practicable.

The Secretary is hereby directed to circulate a Notice of Special Meeting to the Stockholders of the Corporation, setting forth the date, time, and place of the Special Meeting as determined by the Board pursuant to Section 2.2 of the Bylaws and purpose of the meeting as set forth above.

Dr. Chirinjeev Kathuria, Co-Chairman of the Board

EXHIBIT A

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS

OF

UPHEALTH, INC.

(THE “CORPORATION”)

1.	Section 3.2 Advance Notice of Nomination of Directors, of the Bylaws is amended and restated to read as follows, effective upon approval of the Stockholders of the Corporation:

“Section 3.2 Advance Notice of Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or any postponed or adjourned annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, or any postponed or adjourned such special meeting of stockholders, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation not later than the later of (i) the close of business five (5) days prior to the meeting, or (ii), if such meeting is postponed or adjourned, the close of business five (5) days prior to such postponed or adjourned meeting. To be in proper written form, a stockholder’s notice to the Secretary must set forth the name of each person whom the stockholder proposes to nominate for election as a director. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

2.	Except as specifically amended by this Amendment, the Bylaws shall remain in full force and effect and are hereby ratified and confirmed.

3.	This Amendment shall be construed as one with the Bylaws, and the Bylaws shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.